Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE
This Severance Agreement and Release is made and effective as of the 12th day of March, 2010 by and between John Boisvert (hereinafter “Executive”), and Thermadyne Holdings Corporation (“Holdings”) and each of its subsidiaries, divisions, and affiliates (together with Holdings all collectively referred to as “Employers” or “Releasees”). This Severance Agreement and Release (“Release”) is entered into pursuant to the terms of the Second Amended and Restated Executive Employment Agreement (“Agreement”) entered into as of January 1, 2004, as amended by the Amendment Regarding IRC §409A to Executive Employment Agreement. The terms of this Release are as follows:
1. Pursuant to the Employers’ Non-Renewal Notice, Executive’s employment with Employers will terminate effective the 12th day of March, 2010 (the “Effective Date”), thereby terminating as of that date all further obligations of Employers, of whatever kind and nature, except such compensation and benefits as are expressly provided for in this Release. In the event that Executive obtains employment elsewhere during the twelve (12) month period following termination, Holdings’ obligations for compensation or benefits shall be reduced by the amounts Executive receives from his new employer as compensation or benefits.
(a) Holdings agrees to continue Executive’s Basic Compensation for a twelve (12) month period ending on March 12, 2011, payable in accordance with Employers’ normal payroll practices. For purposes of enhancing this severance benefit, Holdings will use Executive’s base salary as of January 1, 2009 for purposes of computing his Basic Compensation. Holdings will also pay to Executive an additional lump sum payment of Fourteen Thousand Dollars ($14,000) within thirty (30) days of Executive’s execution and delivery to Holdings of this Release. Both parties recognize that deductions from these payments, as required by law, will be made.

(b) Except as otherwise provided herein, Holdings also agrees that for the same twelve (12) month period it will continue to provide to Executive the benefits provided to him immediately prior to the date of termination of employment, including the payment of Employers’ portion of the premiums, if any, for said benefits, provided that Executive timely elects continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act required for such benefits to continue after termination of employment. The continuation of Executive’s participation in health insurance coverage and receipt of any other benefits for which Executive has been required to make contribution during his employment with Employers shall be further conditioned on Executive continuing to make the same contributions toward such coverage and other benefits as Executive was making on the date of termination, with such adjustments to contributions as are made generally for Employers’ active employees. Notwithstanding the foregoing, after March 12, 2010, Executive will not be entitled to participate in any 401K plans, excess savings plans, tax qualified profit sharing plans or any other retirement plans.
(c) Executive shall have the option to receive the present value of said Basic Compensation and benefits (at a 12% discount) in a lump sum payment, if Executive exercises this option by giving written notice within ten (10) days after the Effective Date. In that event, Holdings shall make such lump sum payment within thirty (30) days of receiving the written notice from Executive.

(d) Executive hereby acknowledges and agrees that Holdings has previously reimbursed him for, or paid directly on his behalf, educational expenses incurred for classes in which Executive was enrolled on or prior to the Effective Date, and that, as of such date, Holdings has no further obligations to reimburse Executive or pay for any educational expenses on his behalf.
(e) Notwithstanding the broad nature of this Release and except as provided in this Paragraph 1(e), the terms of any award agreements providing for the grant of any stock option and restricted stock awards entered into by Executive, and the plan(s) pursuant to which such awards may have been granted, shall remain in full force and effect and are reaffirmed herein, and nothing in this Release shall be considered a waiver or release by Executive of any vested rights to such awards. Subject to obtaining the required approval(s) of the Compensation Committee of the Board of Directors of Holdings, Holdings hereby agrees to amend the stock options granted to Executive on June 13, 2004 (25,000 shares with an exercise price of $13.10 per share), March 31, 2006 (5,000 shares with an exercise price of $15.75 per share) and March 10, 2009 (1,353 shares with an exercise price of $4.98 per share), which are vested as of the Effective Date, by extending the period during which Executive may exercise such options to one hundred eighty (180) days after the date of termination of Executive’s employment.
2. This Release constitutes full and final settlement of all claims asserted or which could have been asserted prior to the date of the Release. By the execution of the terms hereof, Releasees are released from all claims for liability asserted or which could have been asserted, known or unknown, suspected or not suspected.

3. The Release under Paragraph 2 above includes any and all claims, demands and causes of action of any kind whatever, including attorneys’ fees and costs actually incurred (collectively referred to as “Claims”), whether known or unknown, which Executive now has or ever has had against any of the Releasees up to the Effective Date, including but not limited to claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Equal Pay Act, 29 U.S.C. §206 et seq., the Employee Retirement Income Security Act, 29 U.S.C. §§1001 et seq., Title VII, 42 U.S.C. §§2000 et seq., R.S.Mo. Chapter 213, et seq., 42 U.S.C. §1981, the Americans With Disabilities Act, 42 U.S.C. §§12,101 et. seq., and any and all other federal, state or local statues and/or ordinances, and any and all other Claims arising under or pursuant to contract or common law
4. Executive agrees that he will not disparage Releasees (including its current or former officers, directors, agents, representatives and/or employees) or solicit or encourage others to do so. Holdings agrees that its officers, directors and employees of its Human Resources department will not disparage Executive or solicit or encourage others to do so. Notwithstanding the foregoing, nothing in this Paragraph shall preclude any person from providing truthful testimony or information as required by law.
5. Executive agrees and represents that it is within his contemplation that he may have Claims against Releasees of which, at the time of the execution of this Release, he has no knowledge or suspicion, but he agrees and represents that this Release extends to all Claims in any way based upon, connected with or related to the matters described in Paragraph 2 and 3, above, whether or not known, claimed or suspected by him.

6. Releasees deny, and consideration given for this Release does not constitute an admission of, any allegation of a violation of any applicable law, statute, rule, regulation or contract made against them by Executive. This Release shall not be deemed an admission of liability or of a violation of any applicable law, statute, rule, regulation or contract of any kind.
7. This Release shall be binding upon Executive and his heirs, executors, administrators, assigns, successors, beneficiaries and agents, and shall inure to the benefit of Releasees and their successors and assigns.
8. Executive further agrees that from this day forward the amount of the settlement made herein will not be disclosed by him directly or indirectly, to any other persons, except to his immediate family, attorney, and accountant, or as required by law. Holdings further agrees that from this day forward the amount of the settlement made herein will not be disclosed by its officers, directors or Human Resources department, directly or indirectly, to any other persons, except to its attorney, affiliated corporate entities, necessary internal personnel, and accountants, or as required by law. Violation of this provision will entitle the offended party to the right to recover monetary damages suffered as a result of such violation and to obtain and enforce injunctive relief prohibiting violation of the confidentiality of this Release.
9. Executive expressly acknowledges and agrees that the waiver of Claims in this Release is knowing and voluntary, that the Release has been written in a manner calculated to be, and which is, understood by Executive that Executive is not waiving rights for claims first arising under the Age Discrimination in Employment Act after the date this Release is signed. Executive further agrees that: (1) he has read and understands this Release; (2) he understands that Executive has had a period at least twenty-one (21) days within which to consider it; (3) he is hereby advised to consult with an attorney regarding this Release, its meaning, effect and application; and (4) benefits specified in this Release are not benefits to which Executive is presently entitled. Both parties agree that any modifications or edits to this Release will not restart the 21-day statutory consideration period. Executive further understands that Executive may revoke this Release for a period of seven (7) days after the date of execution of this Release, after which this Release shall become effective, binding and enforceable.

10. This Release is a complete and total integration of the understanding of the parties and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings and discussions. Executive represents and warrants that no promise or inducement has been offered or made except as set forth herein and that this Agreement is executed without any reliance upon any other statement or representation by any of the Releasees. Notwithstanding this Paragraph 10, the terms of Sections 7, 8, 9, 10, 18 and 19 of the Agreement, as well as the Amendment Regarding IRC §409A to Executive Employment Agreement, shall remain in full force and effect and are reaffirmed herein. Notwithstanding the nature of the termination of the Executive’s employment with the Employers, the post-employment limitations imposed by Sections 8(b) and 9 of the Agreement pertaining to Executive’s agreements not to compete and not to solicit employees are hereby restated and deemed fully enforceable as if fully stated herein. For purpose of interpreting Section 9 of the Agreement, the parties agree that Executive’s agreement not to solicit employees will apply to all current employees of any Employer as well as all former employees or consultants of any Employer who are themselves party to an employment or consulting agreement with any Employer that contains any confidentiality, non-compete, non-solicitation, work-for-hire, invention and improvement ownership, and other similar provisions.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Severance Agreement and Release as of the 12th day of March, 2010.

/s/ John Boisvert
John Boisvert

THERMADYNE HOLDINGS CORPORATION
/s/ Martin Quinn
By:	Martin Quinn
Title:	President

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